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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:  Susan Witter
                   CORAM HEALTHCARE
                   (303) 672-8718

Media Contact:     Larry Watts
                   CORAM HEALTHCARE
                   (303) 672-8728

                     CORAM AND LINCARE CANCEL MERGER PLANS,
                    ANNOUNCE COOPERATIVE SERVICES AGREEMENT

DENVER, JULY 21, 1995 -- Coram Healthcare Corp. (NYSE:CRH) and Lincare Holdings Inc. (NASDAQ:LNCR) today announced that the companies had terminated by mutual consent the merger agreement which they signed on April 17, 1995. "We strongly believed in the strategic reasons for the merger, which we explained when we announced it, but from a financial viewpoint, it no longer makes sense," the companies said in a joint statement.

      Coram and Lincare also announced that they had signed a letter of intent to cooperatively offer their integrated services in targeted metropolitan areas. "Coram's extensive managed care presence and Lincare's national respiratory care network represent a very efficient marketing combination," said James T. Kelly, Lincare's chairman and chief executive officer. "Working together, our companies have the opportunity to jointly serve a broad range of managed care organizations."

      "We look forward to working with Lincare," said James M. Sweeney, Coram's chairman and chief executive officer. "Cooperative marketing with Lincare will further enhance our one-stop shopping offering to managed care, while allowing Coram to focus its attention on the major task of integrating the businesses we have acquired over the last 12 months," Sweeney added.

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      Lincare, headquartered in Clearwater, Florida, is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. Lincare provides services and equipment to over 75,000 customers in 35 states.

      Coram, headquartered in Denver, is a leading provider of alternate site patient care. Coram's mission is to work with physicians, patients, managed care and other providers to develop new and better models of care for those with serious or chronic medical problems.

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